Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into this 31st day of August 2020, by and between Robert L. Hymers III, an individual residing in the State of California ("Seller"), and Cannabis Global, Inc, a Nevada corporation ("Purchaser”). The Seller and the Purchaser are referenced herein as “the Party” and collectively as “the Parties”.

WHEREAS, the Seller is the owner and holder of 266,667 shares of common stock of Natural Plant Extract of California Inc., a California corporation (“Natural Plant Extract” or “NPE”), representing 18.8% of the outstanding capital stock of NPE (the “Equity Stake”). Natural Plant Extract operates a licensed psychoactive cannabis manufacturing and distribution business operation out of Lynwood, California;

WHEREAS, the Purchaser is an issuer with a class of shares registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and whose shares are publicly traded through the OTC Markets under the ticker symbol “CBGL”;

WHEREAS, the Seller desires to sell said Equity Stake to the Purchaser and the Purchaser desires to purchase the Equity Stake from the Seller on the terms and conditions hereof;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and in order to consummate the purchase and sale of the Equity Stake, the Parties agree as follows:

PURCHASE AND SALE: Subject to the terms and conditions hereinafter set forth, at the closing of the transaction contemplated hereby, the Seller shall sell, convey, transfer, and deliver the Equity Stake to the Purchaser in consideration of the purchase price set forth in this Agreement.

THUS, THE PARTIES AGREE TO THE FOLLOWING:

1)	PURCHASE OF THE EQUITY STAKE: The total consideration and method of payment thereof for the Equity Stake shall be as follows:

2)	PURCHASE PRICE: The Purchase Price for the Equity Stake shall be Two Million Forty Thousand United States Dollars ($2,040,000).

3)	PAYMENT TERMS: Payment of the Purchase Price shall be under the following terms:

a)	Purchaser shall pay Seller Twenty Thousand United States Dollars ($20,000) each month for a period of twenty-seven (27) months, with the first payment commencing September 1, 2020 and the remaining payments due and payable on the first day of each subsequent month until Seller has received Five Hundred Forty Thousand United Stated Dollars ($540,000) (collectively, the “Installments”).

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b)	Purchase shall issue to Seller a convertible promissory note in the amount of One Million Five Hundred Thousand United States Dollars ($1,500,000) (the “Note”). The Note shall bear interest at ten percent (10%) per annum and shall be convertible into the common stock of the Purchaser under terms outlined in the Note Agreement, a form of which is attached hereto as Exhibit A.
c)	Purchaser shall pay or reimburse NPE for all legal, city and state fees relating to the change in ownership.
d)	Purchaser shall assume all responsibilities and obligations that the Seller has at the time of this Agreement is, as more fully set forth in Section 7 below.

4)	REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller hereby warrants and represents:

a)	The Seller has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Seller, will constitute a valid and legally binding obligation of the Seller, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) the effect of rules of law governing the availability of equitable remedies.

b)	Natural Plant Extract is a corporation duly organized, validly existing and in good standing under the laws of the California.

c)	The Seller and the Equity Stake are not subject to any restrictions on transfer, except as set forth in Section 7 of this Agreement.

d)	The Seller is the lawful owner of the Equity Stake has the power and authority to engage in the sale of the Equity Stake.

e)	There are no liens or encumbrances on the Equity Stake; the Equity Stake is fully paid, non-assessable and without encumbrance or cloud on Seller’s title, except as set forth in Section 7 of this Agreement, and provided that share issuances by NPE have to date been uncertificated.

f)	The Seller is not a party to any agreement, written or oral, creating rights in respect to the Equity Stake in any third person, except as set forth in Section 7 of this Agreement.

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5) REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser hereby warrants and represents:

i)	The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all corporate power and authority required to execute, deliver and perform its obligations under this Agreement.

ii)	All corporate action has been taken, or will be taken prior to the Closing, on the part of the Purchaser’s Board of Directors that is necessary for the authorization, execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of the obligations to be performed by the Purchaser as of the date hereof under this Agreement. This Agreement, when executed and delivered by the Purchaser, shall constitute the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

6)	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND SELLER. Each of Purchaser and Seller hereby represents and warrants that there has been no act or omission by Seller, Purchaser, or NPE, which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

7) TRANSFER OF OBLIGATIONS ON EQUITY STAKE.

a)	The Equity Stake is subject to the rights and obligations of the NPE shareholders as set forth in the Shareholders Agreement among NPE and its shareholders, dated June 5, 2020 (the “Shareholders Agreement”). Transfer of the Equity Stake from the Seller to Purchaser is conditioned upon Purchaser’s acceptance of those rights and obligations and execution of the Joinder Agreement contemplated by the Shareholders Agreement, a form of which is attached hereto as Exhibit B.

b)	The Equity Stake is subject to the rights of Betterworld Ventures, LLC, a shareholder of NPE (“BWV”) and the obligations of NPE and Seller under Section 6.01 of the Common Stock Purchase Agreement among NPE, BWV, Hymers and other shareholders. A copy of Section 6.01 is attached hereto as Exhibit C. Transfer of the Equity Stake from the Seller to Purchaser is conditioned upon Purchaser’s acknowledgement and acceptance of the terms of Section 6.01 as indicated on Exhibit C.

8) CLOSING AND CLOSING CONDITIONS. The Closing shall occur on August 31, 2020 (the “Closing Date”) so long as the following conditions are met by:

a)	The Seller:

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i.	The Seller shall have executed this Agreement and delivered the same to the Purchaser.
ii.	The representations and warranties of the Seller shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, if any), and the Seller shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Seller at or prior to the Closing Date.
iii.	No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.
b)	The Purchaser:

i.	The Purchaser shall have executed this Agreement and delivered the same to the Seller.
ii.	The Purchaser shall have executed and delivered to the Seller the duly executed Note.
iii.	The representations and warranties of the Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at such time (except for representations and warranties that speak as of a specific date, if any) and the Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing Date.
iv.	Purchaser’s board of directors has duly approved a resolution approving and authorizing the entry into this Agreement and the Note.
v.	No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.
vi.	No event shall have occurred which could reasonably be expected to have a material adverse effect on the Purchaser including, but not limited to, a change in the 1934 Act reporting status of the Purchaser or the failure of the Purchaser to be timely in its 1934 Act reporting obligations.
vii.	The Purchaser shall instruct its Transfer Agent (Pacific Stock Transfer) to make a share reservation of up to three times the necessary shares to satisfy the convertible note pursuant to the Seller’s requests and based on the current value of Purchasers shares trading on the OTC Market.

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9)	DEFAULT.

a)	In the event that Purchaser fails to make any of the payments required under Section 3(a) of this Agreement and such failure to pay continues for more than 30 days, Seller may declare a breach and all of the remaining payments required by Section 3(a) shall become immediately due and payable. Upon any repeated failure (which do not have to be consecutive) of the payment obligations set forth in Section 3(a) of this Agreement, Seller may declare a breach and all of the remaining payments required by Section 3(a) shall become immediately due and payable. Upon a default under this Section 9 and Seller’s declaration of a breach, Seller may, at its option in its sole discretion, require that Purchaser return a pro rata amount of the Equity Stake based on the unpaid amounts due under Section 3(a), and Purchaser shall return such portion of the Equity Stake within thirty (30) days of written notice from Seller.

b)	Purchaser shall not sell, assign, gift, transfer or convey any portion of the Equity Stake until its payment obligations under this Agreement and its obligations under the Note have been fully satisfied.

10)	GOVERNING LAW; MISCELLANEOUS.

a)	This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of laws thereof or any other State. Any action brought by any party against any other party hereto concerning the transactions contemplated by this Agreement shall be brought only in the state courts located in the state of California and county of Los Angeles or in the federal courts located in the state of California and county of Los Angeles.
b)	Purchaser Filing Requirement. From the date of this Agreement until the Note is no longer outstanding, the Purchaser will timely and voluntarily comply with all reporting requirements that are applicable to an issuer with a class of shares registered pursuant to Section 12(g) of the 1934 Act, and comply with all requirements related to any registration statement filed pursuant to this Agreement. The Purchaser will use reasonable efforts not to take any action or file any document (whether or not permitted by the Securities Act of 1933, as amended, or the 1934 Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said acts until the Notes are no longer outstanding. The Purchaser will maintain the quotation or listing of its Common Stock on the OTCQX, OTCQB, OTC Pink, New York Stock Exchange, NASDAQ Stock Market, NYSE MKT, f/k/a American Stock Exchange, or other applicable principal trading exchange or market for the Common Stock (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock) (the “Principal Market”), and will comply in all respects with the Purchaser’s reporting, filing and other obligations under the bylaws or rules of the Principal Market, as applicable. The Purchaser will provide Purchaser with copies of all notices it receives notifying the Purchaser of the threatened and actual delisting of the Common Stock from any Principal Market or quotation venue. Until the Note is no longer outstanding, the Purchaser will continue the listing or quotation of the Common Stock and will comply in all respects with the Purchaser’s reporting, filing and other obligations under its bylaws.

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c)	Third-Party Beneficiaries. Each of the parties hereto acknowledges that BWV is an intended beneficiary of Section 7(b) of this Agreement
d)	Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.
e)	Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.
f)	Entire Agreement; Amendments. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Party shall make any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the Purchaser.
g)	Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be: (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, email or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by email or facsimile with accurate confirmation generated by the transmitting facsimile machine or computer, at the address, email address or facsimile number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications are well known to the Parties.
h)	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither the Seller nor the Purchaser shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other.

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i)	Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
j)	No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
k)	Remedies. The Purchaser acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Seller by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Purchaser acknowledges that the remedy at law for a breach of its obligations under this Agreement will be inadequate and agrees, in the event of a breach or threatened breach by the Purchaser of the provisions of this Agreement, that the Seller shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of showing economic loss and without any bond or other security being required.
l)	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement. Any signature transmitted by facsimile, e-mail, or other electronic means shall be deemed to be an original signature.

(end of sections - signature page(s) to follow)

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In Agreement on this day:

For the Seller:

X /s/ Robert L. Hymers III

Robert L. Hymers III

For the Purchaser:

X /s/ Arman Tabatabaei

Arman Tabatabaei

CEO and Chairman

Cannabis Global, Inc.

(end)

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EXHIBIT A

FORM OF

CONVERTIBLE PROMISSORY NOTE

Principal Amount: $1,500,000.00

Issuance Date: August 31, 2020

FOR VALUABLE CONSIDERATION relative to the Stock Purchase Agreement dated August 31, 2020 (the “Stock Purchase Agreement”) by and between Robert L. Hymers III, and Cannabis Global, Inc., (the “Company” or “Borrower”), the Company hereby promises to pay to the order of Robert L. Hymers III or the holders assigned (the “Holder”) the amount set out above as the Principal Amount (the “Principal Amount”) when due, whether upon the Maturity Date (as defined herein), any acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon a Repayment Date, the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Acquisition Note was issued pursuant to the Stock Purchase Agreement dated August 31, 2020. Capitalized terms used in this Note and not otherwise defined shall have the meaning ascribed such terms in the Stock Purchase Agreement.

SECTION ONE – GENERAL TERMS

1.1. Maturity Date. The “Maturity Date” shall be September 1, 2022, as may be extended at the option of the Holder, or as provided herein.

1.2. Interest Rate. Interest shall accrue on the outstanding principal balance hereof at an annual rate equal to the lesser of ten percent (10%) or the maximum amount permitted by applicable law (“Interest Rate”), provided that if any Event of Default has occurred and is continuing and has not been cured within the time prescribed, interest shall accrue on the outstanding principal balance hereof at an annual rate equal to the lesser of fifteen percent (15%) or the maximum amount permitted by applicable law (“Default Interest Rate”). Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.

1.3. Payment and/or Conversion. The Holder shall have the option in its sole discretion to receive cash payment of the Principal Amount and interest or conversion of the Principal Amount and interest into common shares of the Company (the “Common Stock”) as outlined herein.

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SECTION TWO – CONVERSION

2.1. Conversion Rights. The Holder shall have the right at any time six (6) months after the Issuance Date to convert all or any part of the outstanding and unpaid principal, interest, fees, or any other obligation owed pursuant to this Note into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the Issue Date, or any shares of capital stock or other securities of the Borrower into which such Common Stock shall hereafter be changed or reclassified at the Conversion Price (as defined below) determined as provided herein (a “Conversion”); provided, however, that in no event shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Notes or the unexercised or unconverted portion of any other security of the Borrower subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) (the numerator) by the applicable Conversion Price then in effect on the date specified in the notice of conversion (the denominator), in the form attached hereto as Addendum I (the “Notice of Conversion”), delivered to the Borrower by the Holder in accordance with the terms outlined herein; provided that the Notice of Conversion is submitted by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to the Borrower before 6:00 p.m., Los Angeles, California time on such conversion date (the “Conversion Date”). The term “Conversion Amount” means, with respect to any conversion of this Note, the sum of (1) the principal amount of this Note to be converted in such conversion plus (2) at the Holder’s option, accrued and unpaid interest, if any, on such principal amount at the interest rates provided in this Note to the Conversion Date, provided however, that the Borrower shall have the right to pay any or all interest in cash plus (3) at the Holder’s option, on the amounts referred to in the immediately preceding clauses (1) and/or (2) plus (4) at the Holder’s option, any amounts owed to the Holder.

2.2. Conversion Price. Subject to the adjustments described herein, the Conversion Price shall be calculated as follows: 60% of the lowest Trading Price of the common shares during the ten (10) days preceding the date the Company receive a notice of conversion (the “Conversion Price”).

2.3. Conversion Limitation. The Holders shall be subject to conversion limitations as outline in Section 3.5 Trading and/or Ownership Limitations.

2.4. Regarding the Conversion. The Borrower agrees to honor all conversions submitted pending this adjustment. If the shares of the Borrower’s Common Stock have not been delivered within three (3) business days to the Holder, the Notice of Conversion may be rescinded by the Holder. If the Trading Price cannot be calculated for such security on such date in the manner provided above, the Trading Price shall be the fair market value as mutually determined by the Borrower and the holders of a majority in interest of the Notes being converted for which the calculation of the Trading Price is required in order to determine the Conversion Price of such Notes. “Trading Day” shall mean any day on which the Common Stock is tradable for any period on the OTCBB, OTCQB, or on the principal securities exchange or other securities market on which the Common Stock is then being traded, or as quoted on the OTC Markets Pink Tier. To the extent the Conversion Price of the Borrower’s Common Stock closes below the par value per share, the Borrower will take all steps necessary to solicit the consent of the stockholders to reduce the par value to the lowest value possible under law, subject to Holder’s rights in the next sentence. If at any time the Conversion Price as determined hereunder for any conversion would be less than the par value of the Common Stock, then at the sole discretion of the Holder, the Conversion Price hereunder may equal such par value for such conversion and the Conversion Amount for such conversion may be increased to include Additional Principal, where “Additional Principal” means such additional amount to be added to the Conversion Amount to the extent necessary to cause the number of conversion shares issuable upon such conversion to equal the same number of conversion shares as would have been issued had the Conversion Price not been adjusted by the Holder to the par value price.

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2.5. Mechanics of Conversion. Subject to the provision outlined herein, this Note may be converted by the Holder in whole or in part at any time from time to time six (6) months after the Issue Date, by (A) submitting to the Borrower a Notice of Conversion (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 5:00 p.m., Los Angeles time.

2.6. Surrender of the Note. Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Borrower unless the entire unpaid principal amount of this Note is so converted. The Holder and the Borrower shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Borrower, so as not to require physical surrender of this Note upon each such conversion. In the event of any dispute or discrepancy, such records of the Holder shall, prima facie, be controlling and determinative in the absence of manifest error. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note represented by this Note may be less than the amount stated on the face hereof.

2.7. Delivery of Common Shares Upon Conversion. Upon receipt by the Borrower from the Holder of a facsimile transmission or e-mail (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as provided herein, the Borrower shall issue and deliver or cause to be issued and delivered to or upon the order of the Holder certificates (or electronic shares via DWAC transfer, at the option of Holder) for the Common Stock issuable upon such conversion within three (3) business days after such receipt (the “Deadline”) (and, solely in the case of conversion of the entire unpaid principal amount hereof, surrender of this Note) in accordance with the terms hereof.

2.8. Delivery of the Common Shares. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Borrower is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder and its compliance with the provisions contained herein, the Borrower shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit Withdrawal At Custodian (“DWAC”) system.

2.9. Concerning the Shares. The shares of Common Stock issuable upon conversion of this Note may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration statement under the Act or (ii) the Borrower or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) such shares are sold or transferred pursuant to Rule 144 under the Act (or a successor rule) (“Rule 144”) or (iv) such shares are transferred to an “affiliate” (as defined in Rule 144) of the Borrower who agrees to sell or otherwise transfer the shares only in accordance with the provisions outlined herein. Except as otherwise provided (and subject to the removal provisions set forth below), until such time as the shares of Common Stock issuable upon conversion of this Note have been registered under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of Common Stock issuable upon conversion of this Note that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

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“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

The legend set forth above shall be removed and the Borrower shall issue to the Holder a new certificate therefore free of any transfer legend if (i) the Borrower or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Common Stock may be made without registration under the Act, which opinion shall be reasonably accepted by the Borrower so that the sale or transfer is effected or (ii) in the case of the Common Stock issuable upon conversion of this Note, such security is registered for sale by the Holder under an effective registration statement filed under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold. In the event that the Borrower does not accept the opinion of counsel provided by the Holder with respect to the transfer of Securities pursuant to an exemption from registration, such as Rule 144 or Regulation S, at the Deadline, it will be considered an Event of Default pursuant to Section 4 of the Note.

2.10. Piggy-Back Registrations. If at any time there is not an effective registration statement covering all of the shares into which the Note converted and the Company shall determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others, the Borrower shall send to the Holder a written notice of such registration intention. If within (ten) 10 days after the date of such notice, the Holder shall have the right to request the Borrower to include in such registration statement all or any part of such registrable common shares held by the Holder, however, that, the Company shall not be required to register any registrable common shares pursuant to this Section 2.10 that are eligible for resale pursuant to Rule 144 promulgated under the Securities Act or that are the subject of a then effective registration statement. Notwithstanding the foregoing, the provisions of this Section 2.10 shall apply to the filing of any registration statement under this Section.

SECTION THREE – EFFECT OF CERTAIN EVENTS

3.1. Effect of Merger, Consolidation, Etc. At the option of the Holder, the sale, conveyance or disposition of all or substantially all of the assets of the Borrower, the effectuation by the Borrower of a transaction or series of related transactions in which more than 50% of the voting power of the Borrower is disposed of, or the consolidation, merger or other business combination of the Borrower with or into any other Person (as defined below) or Persons when the Borrower is not the survivor shall either: (i) be deemed to be an Event of Default (as defined in Section 4) pursuant to which the Borrower shall be required to pay to the Holder upon the consummation of and as a condition to such transaction an amount equal to the Default Amount (as defined in Section 4) or (ii) be treated pursuant to Section 3.2 hereof. “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

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3.2. Adjustment Due to Merger, Consolidations, Etc. If, at any time when this Note is issued and outstanding and prior to conversion of all of the Notes, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Borrower shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Borrower or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Borrower other than in connection with a plan of complete liquidation of the Borrower, then the Holder of this Note shall thereafter have the right to receive upon conversion of this Note, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the Holder would have been entitled to receive in such transaction had this Note been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of this Note to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Note) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The Borrower shall not affect any transaction described in this section unless (a) it first gives, to the extent practicable, thirty (30) days prior written notice (but in any event at least fifteen (15) days prior written notice) of the record date of the special meeting of shareholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the Holder shall be entitled to convert this Note) and (b) the resulting successor or acquiring entity (if not the Borrower) assumes by written instrument the obligations of this section. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

3.3. Adjustment Due to Distribution or Dilutive Issuance. If the Borrower shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Borrower’s shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the Holder of this Note shall be entitled, upon any conversion of this Note after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such conversion had such Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

If, at any time when any Notes are issued and outstanding, the Borrower issues or sells, or in accordance with this section hereof is deemed to have issued or sold, except for shares of Common Stock issued directly to vendors or suppliers of the Borrower in satisfaction of amounts owed to such vendors or suppliers (provided, however, that such vendors or suppliers shall not have an arrangement to transfer, sell or assign such shares of Common Stock prior to the issuance of such shares), any shares of Common Stock for no consideration or for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the Conversion Price in effect on the date of such issuance (or deemed issuance) of such shares of Common Stock (a “Dilutive Issuance”), then immediately upon the Dilutive Issuance, the Conversion Price will be reduced to the amount of the consideration per share received by the Borrower in such Dilutive Issuance.

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The Borrower shall be deemed to have issued or sold shares of Common Stock if the Borrower in any manner issues or grants any warrants, rights or options (not including employee stock option plans), whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities convertible into or exchangeable for Common Stock (“Convertible Securities”) (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as “Options”) and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Conversion Price then in effect, then the Conversion Price shall be equal to such price per share. For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Options” is determined by dividing (i) the total amount, if any, received or receivable by the Borrower as consideration for the issuance or granting of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Borrower upon the exercise of all such Options, plus, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon exercise of such Options.

Additionally, the Borrower shall be deemed to have issued or sold shares of Common Stock if the Borrower in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options), and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price then in effect, then the Conversion Price shall be equal to such price per share. For the purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon such conversion or exchange” is determined by dividing (i) the total amount, if any, received or receivable by the Borrower as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Borrower upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

3.4. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price as a result of the events described in this section, the Borrower, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Borrower shall, upon the written request at any time of the Holder, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of the Note.

3.5. Trading and/or Ownership Limitations. Unless permitted by the applicable rules and regulations of the principal securities market on which the Common Stock is then listed or traded, in no event shall the Borrower issue upon conversion of or otherwise pursuant to this Note and the other Notes issued more than the maximum number of shares of Common Stock that the Borrower can issue pursuant to any rule of the principal United States securities market on which the Common Stock is then traded (the “Maximum Share Amount”), which shall be 4.99% of the total shares outstanding at any time, subject to equitable adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date hereof. Once the Maximum Share Amount has been issued, if the Borrower fails to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Borrower or any of its securities on the Borrower’s ability to issue shares of Common Stock in excess of the Maximum Share Amount, in lieu of any further right to convert this Note, this will be considered an Event of Default of the Note.

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SECTION FOUR– EVENTS OF DEFAULT

The occurrence of any of the following shall constitute an event of default (each, an “Event of Default”):

4.1. Failure to Pay Principal or Interest. The Borrower fails to pay the principal hereof or interest thereon when due on this Note, whether at maturity, upon acceleration or otherwise.

4.2. Conversion and the Shares. The Borrower fails to issue shares of Common Stock to the Holder (or announces or threatens in writing that it will not honor its obligation to do so) upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Note, fails to transfer or cause its transfer agent to transfer (issue) (electronically or in certificated form) any certificate for shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, the Borrower directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring (or issuing) (electronically or in certificated form) any certificate for shares of Common Stock to be issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, or fails to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note (or makes any written announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any written announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for three (3) business days after the Holder shall have delivered a Notice of Conversion. It is an obligation of the Borrower to remain current in its obligations to its transfer agent. It shall be an event of default of this Note, if a conversion of this Note is delayed, hindered or frustrated due to a balance owed by the Borrower to its transfer agent. If at the option of the Holder, the Holder advances any funds to the Borrower’s transfer agent in order to process a conversion, such advanced funds shall be paid by the Borrower to the Holder within forty-eight (48) hours of a demand from the Holder.

4.3. Breach. The Borrower breaches any material term or condition contained in this Note and any collateral or related documents.

4.4. Receivership or Trustee. The Company or any subsidiary of the Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

4.5. Judgments. Any money judgment, writ or similar process shall be entered or filed against the Borrower or any subsidiary of the Borrower or any of its property or other assets for more than $500,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by the Holder, which consent will not be unreasonably withheld.

4.6. Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any subsidiary of the Company or the Borrower admits in writing its inability to pay its debts generally as they mature, or have filed against it an involuntary petition for bankruptcy.

4.7. Delisting of Common Shares or Cancellation of Trading Venue. The Borrower shall fail to maintain the listing or quotation of the Common Stock on at least one of the OTCBB, OTCQB, OTC Pink or an equivalent replacement exchange, the Nasdaq Capital Market, the New York Stock Exchange, or the NYSE American.

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4.8. Failure to Comply with the Exchange Act. The Borrower shall fail to timely comply with the reporting requirements of the Exchange Act (including but not limited to becoming delinquent in its filings); and/or the Borrower shall cease to be subject to the reporting requirements of the Exchange Act.

4.9. Liquidations of Cessation of Operations. Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business. Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due. The failure by Borrower to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future) or any disposition or conveyance of any material asset of the Borrower.

4.10. Unavailability of Rule 144. If, at any time on or after the date which is six (6) months after the Issue Date, the Holder is unable to (i) obtain a standard “144 legal opinion letter” from an attorney reasonably acceptable to the Holder, the Holder’s brokerage firm (and respective clearing firm), and the Borrower’s transfer agent in order to facilitate the Holder’s conversion of any portion of the Note into free trading shares of the Borrower’s Common Stock pursuant to Rule 144, and (ii) thereupon deposit such shares into the Holder’s brokerage account.

4.11. Effect of Default. Upon the occurrence of any Event of Default exercisable through the delivery of written notice to the Borrower by such Holders (the “Default Notice”), the Note shall become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to (i) the lesser of 120% or the maximum amount permitted under applicable law times the sum of (w) the then outstanding principal amount of this Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Note to the date of payment (the “Mandatory Prepayment Date”), on the amounts referred to in clauses (w) and/or (x) plus (z) any amounts owed to the Holder pursuant to terms of the Note hereof (the then outstanding principal amount of this Note to the date of payment plus the amounts referred to in clauses (w), (x), and (z) shall collectively be known as the “Default Sum”) or (ii) at the option of the Holder, the “parity value” of the Default Sum to be prepaid, where parity value means (a) the highest number of shares of Common Stock issuable upon conversion of or otherwise pursuant to such Default Sum in accordance with Article I, treating the Trading Day immediately preceding the Mandatory Prepayment Date as the “Conversion Date” for purposes of determining the lowest applicable Conversion Price, unless the Default Event arises as a result of a breach in respect of a specific Conversion Date in which case such Conversion Date shall be the Conversion Date), multiplied by (b) the highest Trading Price for the Common Stock during the period beginning on the date of first occurrence of the Event of Default and ending one day prior to the Mandatory Prepayment Date (the “Default Amount”) and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity. In the alternative, upon an Event of Default, at Holder’s option in its sole discretion, Holder may require that Borrower return a pro rata amount of the Equity Stake based on (I) the Default Amount versus (II) the Principal Amount plus any remaining unpaid Installments, and Borrower shall return such portion of the Equity Stake within thirty (30) days of written notice from Holder. Borrower shall not sell, assign, gift, transfer or convey any portion of the Equity Stake until its payment and conversion obligations under this Note have been fully satisfied.

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SECTION FIVE – MISCELLANEOUS

5.1. Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications are well known by both the Holder and the Borrower.

5.3. Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

5.4. Assignability. This Note is fully assignable at anytime at the option of the Holder.

5.5. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts of California, in the federal courts located in the District of the State of California, or in such other jurisdiction and venue as the Holder may determine in its sole discretion. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other Transaction Document by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

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5.6. Certain Amounts. Whenever pursuant to this Note the Borrower is required to pay an amount in excess of the outstanding principal amount (or the portion thereof required to be paid at that time) plus accrued and unpaid interest, the Borrower and the Holder agree that the actual damages to the Holder from the receipt of cash payment on this Note may be difficult to determine and the amount to be so paid by the Borrower represents stipulated damages and not a penalty and is intended to compensate the Holder in part for loss of the opportunity to convert this Note and to earn a return from the sale of shares of Common Stock acquired upon conversion of this Note at a price in excess of the price paid for such shares pursuant to this Note. The Borrower and the Holder hereby agree that such amount of stipulated damages is not plainly disproportionate to the possible loss to the Holder from the receipt of a cash payment without the opportunity to convert this Note into shares of Common Stock.

5.7. Notice of Corporate Events. Except as otherwise provided below, the Holder of this Note shall have no rights as a Holder of Common Stock unless and only to the extent that it converts this Note into Common Stock. The Borrower shall provide the Holder with prior notification of any meeting of the Borrower’s shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Borrower of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation, reclassification or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Borrower or any proposed liquidation, dissolution or winding up of the Borrower, the Borrower shall mail a notice to the Holder, at least twenty (20) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time. The Borrower shall make a public announcement of any event requiring notification to the Holder hereunder substantially simultaneously with the notification to the Holder in accordance with the terms of this section, including, but not limited to, name changes, recapitalizations, etc. as soon as possible under law.

5.8. Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required. No provision of this Note shall alter or impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the form, herein prescribed.

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5.9. Severability. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

5.10. Dispute Resolution. In the case of a dispute as to the determination of the Conversion Price, Conversion Amount, any prepayment amount or Default Amount, Default Sum, closing or Maturity Date, the closing bid price, or fair market value (as the case may be) or the arithmetic calculation of the Conversion Price or the applicable prepayment amount(s) (as the case may be), the Borrower or the Holder shall submit the disputed determinations or arithmetic calculations via facsimile (i) within two (2) Business Days after receipt of the applicable notice giving rise to such dispute to the Borrower or the Holder or (ii) if no notice gave rise to such dispute, at any time after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Borrower are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation (as the case may be) being submitted to the Borrower or the Holder, then the Borrower shall, within two (2) Business Days, submit via facsimile (a) the disputed determination of the Conversion Price, the closing bid price, the or fair market value (as the case may be) to an independent, reputable investment bank selected by the Borrower and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Price, Conversion Amount, any prepayment amount or Default Amount, Default Sum to an independent, outside accountant selected by the Holder that is reasonably acceptable to the Borrower. The Borrower shall cause at its expense the investment bank or the accountant to perform the determinations or calculations and notify the Borrower and the Holder of the results no later than ten (10) Business Days from the time it receives such disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation shall be binding upon all parties absent demonstrable error.

(end of sections – signature page follows)

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IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer as of the date first above written.

CANNABIS GLOBAL, INC.

By: /s/ Arman Tabatabaei

Name: Arman Tabatabaei

Title: CEO

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 ADDENDUM I

CONVERSION NOTICE

(To be executed by the Holder in order to Convert the Note)

TO: Cannabis Global, Inc.

Via Email: [__________________]

The undersigned hereby irrevocably elects to convert a portion of the outstanding Note into Alternative Conversion Stakes as outlined in the Note Agreement.

Conversion Date: Principal Amount:

Please issue the shares of Common Stock in the following name and to the following address:

Issue to:

Authorized Signature:

Name:

Title:

EXHIBIT B

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT

Reference is hereby made to the Shareholders Agreement, dated June 5, 2020, (as amended from time to time, the “Shareholders Agreement”), by and among Alan Tsai, Robert L. Hymers III, Betterworld Ventures, LLC, Marijuana Company of America, Inc. and Natural Plant Extract of California, Inc., a California corporation (the “NPE”). Pursuant to and in accordance with Sections 3.01(d) and 4.01(e) of the Shareholders Agreement, the undersigned hereby agrees that upon the execution of this Joinder Agreement, it shall become a party to the Shareholders Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Shareholders Agreement as though an original party thereto and shall be deemed to be a Shareholder of NPE for all purposes thereof.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Shareholders Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of August 31, 2020.

[TRANSFEREE STOCKHOLDER]
By: ___________________________ Name: Arman Tabatabaei Title: Chief Executive Officer

B-1

EXHIBIT C

SECTION 6.01 TO COMMON STOCK PURCHASE AGREEMENT

Section 6.01 Treatment of Existing Debt of NPE As of the Closing Date, NPE has outstanding debt of approximately $1,322,357 pursuant to the instruments, loans and expense reimbursement obligations described in Nos. 1-9 of Section 4.06 of the Disclosure Schedule (the “Outstanding Debt”). The Parties wish to clarify the treatment and payment obligations for the Outstanding Debt as of the Closing Date and thereafter as follows:

(a)               The Outstanding Debt is an obligation of NPE and repayment shall be made by NPE.

(b)              The Outstanding Debt was incurred prior to the Closing Date and prior to Purchaser’s investment in and involvement with NPE.

(c)               At Closing, the Shares acquired by Purchaser shall equal forty percent (40%) (the “Purchasers Percentage”) of NPE’s outstanding capital stock on a fully diluted basis, taking into account outstanding options, warrants and other promises of equity issued to any Person (“Fully-Diluted Equity”).

(d)              From time to time the Purchaser Percentage shall be adjusted to the extent Purchaser acquires additional shares, or shares are issued to other investors, employees, consultants, partners or shareholders.

(e)               To the extent NPE is unable to repay the Outstanding Debt when due and the applicable creditors commence a default action against NPE, Purchaser at its option may unilaterally negotiate a settlement and pay off such Outstanding Debt (“Pay-Off Amount”) and increase its common stock position in NPE based on a valuation of NPE’s business performed by an independent third-party appraisal firm experienced in valuations of companies engaged in cannabis manufacturing and distribution[1] (the “Valuation”), with the price per share of NPE’s capital stock and Purchaser’s increased equity position determined according to the following formulae:

Valuation / Fully-Diluted Equity = Price Per Share

Pay-Off Amount / Price Per Share = New Shares to Purchaser

As an example, assume Purchaser pays off all the Outstanding Debt. If the appraiser returns a valuation of NPE’s business at $6,000,000 and there are 6,000,000 shares outstanding on a fully-diluted based, new shares issued to Purchaser would be 1,322,357 based on the following:

[1] Such independent third-party appraisal firm to be mutually agreed between Company and Purchaser. In the event the Parties are unable to agree on an independent third-party appraiser within fifteen (15) days of first notice, the appraisal issue shall be submitted to JAMS’ San Diego office for the appointment by JAMS of such independent qualified appraiser to decide, without any right of appeal and after a hearing and the submission of evidence, the appraisal price.

C-1

$6,000,000 / 6,000,000 = $1.00 per share

$1,322,357 / $1.00 = 1,322,357 new shares

(f)                In any fiscal year that NPE determines to distribute to shareholders a dividend or other distribution, NPE profits shall be first be calculated without regard to Outstanding Debt payments made by NPE in that fiscal year on the Outstanding Debt (“Net Profits Before Debt”). If there are sufficient Net Profits Before Debt, such dividend or other distribution shall be made as follows:

(i)                 First, the Purchaser Percentage of such Net Profits Before Debt approved for distribution shall go to Purchaser.

(ii)               Second, the remaining Net Profits approved for distribution shall be reduced by payments for that prior fiscal year on the Outstanding Debt (“Net Profits After Debt”); and

(iii)             Third, any remaining Net Profits After Debt after taking into account subparagraphs (f)(i) and (f)(ii) above shall be distributed to the other shareholders.

As an example, assume:

•	In year 1 NPE is profitable and the Board of Directors wishes to declare a cash dividend to shareholders;
•	NPE has paid $50,000 in Outstanding Debt payments during year 1; and
•	NPE has $100,000 in Net Profits Before Debt.

The proposed dividends would be paid as follows:

First, Purchaser would receive $40,000 based on $100,000 Net Profits Before Debt multiplied by the Purchaser Percentage (currently 40%);

Second, the remaining $60,000 available would be reduced by the amount of Outstanding Debt payments in year 1 ($50,000) leaving $10,000 as Net Profits After Debt; and

Third, the $10,000 Net Profits After Debt would be distributed to the other shareholders of NPE as a cash dividend, pro rata.

(g)               Upon any Sale Event (as defined below) of NPE:

(i)                 The Shares shall have a liquidation preference that calculates net proceeds to shareholders prior to pay-off of the Outstanding Debt and distributes to Purchaser the Purchaser Percentage of such pre-Outstanding Debt net proceeds prior to payments to any other shareholder; and

(ii)               The other shareholders shall receive the remainder, if any, of the proceeds after taking into account pay-off of the Outstanding Debt.

C-2

As an example, assume if in year 5:

•	there was still $500,000 of Outstanding Debt;
•	The NPE was sold for $6,000,000;
•	The Purchaser Percentage is still 40%; and
•	After paying off all debts and obligations including the Outstanding Debt, there was $4,000,000 available for distribution to the shareholders.

The proceeds to shareholders would be paid as follows:

First, Purchaser’s distribution of net proceeds would assume the $500,000 Outstanding Debt did not exist and Purchaser would receive $1,800,000 based on the following:

($4,000,000 + $500,000) * 0.40 = $1,800,000

This amount = 45% of the $4,000,000 actually available for distribution

Second, the other shareholders would share $2,200,000 based on the following:

$4,000,000 - $1,800,000 = $2,200,000

This amount = 55% of the $4,000,000 available for distribution

(h)              Within forty-five (45) days of closing, NPE shall amend its charter to reflect paragraphs (f) and (g) above.

(i)                 Within thirty (30) days of Closing, NPE shall make good faith efforts to renegotiate the Outstanding Debt to extend maturity dates, implement reasonable payment schedules, and eliminate references to debt payments being made from a percentage of net profits.

For purposes of this Section 6.01, “Sale Event” means any of:

(a)               a merger or consolidation in which (i) NPE is a constituent party or (ii) a subsidiary of NPE is a constituent party and NPE issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving NPE or a subsidiary in which the shares of capital stock of NPE outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity securities of (1) the surviving or resulting party or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent of such surviving or resulting party; provided that, for the purpose of this definition, all shares of common stock issuable upon exercise of options outstanding immediately prior to such merger or consolidation or upon conversion of preferred outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, deemed to be converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of common stock are converted or exchanged; or

(b)               the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by NPE or any subsidiary of NPE of all or substantially all the assets of NPE and its subsidiaries taken as a whole, or, if substantially all of the assets of NPE and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of NPE, except where such sale, lease, transfer or other disposition is to NPE or one or more wholly owned subsidiaries of NPE.

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ACKNOWLEDGED AND ACCEPTED:

CANNABIS GLOBAL, INC.

By: _______________________________

Name: Arman Tabatabaei

Title: CEO

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